Exhibit 21.01

Subsidiaries of Hologic	Jurisdiction of Incorporation or Organization

AEG Elektrofotografie GmbH	Germany

AEG Photoconductor (Shanghai) Co. Ltd.	China

AEG Photoconductor Corporation	Delaware

BioLucent, LLC	Delaware

Cruiser, Inc.	Delaware

Cytyc (Australia) PTY Ltd.	Australia

Cytyc Canada, Ltd	Canada

Cytyc Cayman Limited	Cayman Islands

Cytyc Corporation	Delaware

Cytyc Development Company, LLC	Delaware

Cytyc Europe, S.A.	Switzerland

Cytyc France, Sarl	France

Cytyc Germany GmbH	Germany

Cytyc Hong Kong Limited	Hong Kong

Cytyc Iberia (Spain), SL	Spain

Cytyc Interim, Inc.	Delaware

Cytyc International, Inc.	Delaware

Cytyc Italia S.r.l.	Italy

Cytyc Limited Liability Company	Delaware

Cytyc Prenatal Products Corp.	Delaware

Cytyc Securities Corporation	Massachusetts

Cytyc Suisse, S.A.	Switzerland

Cytyc Surgical Products II, Limited Partnership.	Massachusetts

Cytyc Surgical Products III, Inc.	Delaware

Cytyc Surgical Products Limited Partnership	Massachusetts

Direct Radiography Corp.	Delaware

Hologic Espana S.A.	Spain

Hologic Europe N.V.	Belgium

Hologic France S.A.	France

Hologic International Holdings B.V.	Netherlands

Hologic Investment Corp.	Massachusetts

Hologic Limited Partnership	Massachusetts

Hologic Surgical Products Costa Rica	Costa Rica

Hologic (UK) Limited	England and Whales

R2 Technology Canada, Inc.	Ontario

R2 Technology, Inc.	Delaware

SST Merger Corp.	Delaware

Suros Surgical Systems, Inc.	Delaware

Third Wave Technologies, Inc.	Delaware

Third Wave Agbio Inc.	Delaware

Third Wave Japan, Inc.	Japan